CONVERTIBLE NOTE (FOR DISCUSSION PURPOSES ONLY – NOT FOR SOLICITATION)

$ _____

Maturity Date : 12 Months from Note closing date

FOR VALUE RECEIVED, the undersigned CytoSorbents Corporation (the “Company”), promises to pay in equity as set forth below on or before xx/xx/xx, to_________________________ (“Creditor"), at New York, NY the principal sum of ____________ ($0.00) (the “Principal”), together with interest accruing thereon at the rate of 8% per annum, payable on or before maturity of the Note. This Note together with any Warrants issued hereunder shall be defined as the Securities (the “Securities”).

The Note will be subordinate to any future debt financing. There are no registration rights for the Common Stock underlying the Note, interest, or Warrants.

Conversion into New Financing: In the event that at any time during the term of the Note, the Company closes on any debt or equity financing in an aggregate amount greater or equal to $750,000 including any equity financing or any financing which provides for a right to convert into equity (such financing shall be referred to as the “New Financing”), and if any principal and interest owed under this Note remains outstanding, the Securities may, at the sole option of the Creditor, be exchanged for the equivalent dollar amount of securities sold in the New Financing. The Company shall notify the Creditor in writing within five (5) business days of closing the New Financing and the Creditor shall have thirty (30) days to exercise this option from the receipt of the notice from the Company of the New Financing.

In the event that the Creditor chooses not to convert the outstanding principal and interest owed under the Note in accordance with the New Financing and during the term of the Note, the Company closes on an additional New Financing, debt or equity, in an aggregate amount greater or equal to $750,000 (such additional financing shall be referred to as the “Additional New Financing”), and if any principal and interest remains outstanding under the Note then the Securities may, at the sole option of the Creditor, be exchanged for the equivalent dollar amount of securities sold in the Additional New Financing. The Company shall notify the Creditor in writing within five (5) business days of closing the Additional New Financing and the Creditor shall have thirty (30) days to exercise this option from the receipt of the notice from the Company of the Additional New Financing. In the event the Creditor chooses not to convert into such Additional New Financing his right shall be deemed waived, but solely for that particular transaction, and shall remain in full effect for any subsequent Additional New Financings, during the term of the Note as long as the Creditor continues to hold any Principal and interest outstanding under the Note.

Conversion in accordance with terms of Note: Alternatively at any time during the term of the Note, at the sole option of the Creditor, the outstanding principal and interest owed under the Note, in whole or in part, may be converted into Common Stock of the Company at a rate of $0.10 per share of Common. At the maturity of the Note, any outstanding principal and interest will be converted into Common Stock of the Company at a rate of $0.10 per share of Common. Based upon the above, this note will be repaid through the conversion into equity and the Company will have no obligation to repay in cash.

Warrants:	50% Warrant coverage as follows: The Company will issue the Creditor five-year warrants (the “Warrants”) to purchase that number of shares of Common Stock equal to the quotient obtained by dividing (x) 50% of the Principal, by (y) $0.10, with the resulting number of shares having an exercise price equal to $0.125 per share of Common Stock. The Warrants shall only begin to be exercisable at the earlier of either (i) the Maturity Date, or (ii) the date on which the total outstanding principal and interest has been converted into Common Stock of the Company at a rate of $0.10.

Cashless Exercise of Warrants: If the current market value of the Company’s Common Stock (as defined below) is greater than the warrant exercise price, in lieu of delivering the exercise price in cash or check the Creditor may elect to exchange the warrants, in whole or in part, to receive in exchange that number of shares of Common Stock equal to the value of these Warrants or portion thereof being exercised (the "Net Issue Exercise"). If the Creditor wishes to elect the Net Issue Exercise, the Creditor shall notify the Company of his election in writing at the time the Creditor delivers to the Company the notice of exercise in the form attached hereto along with the surrender of the warrant at the principal office of the Company. In the event the Creditor shall elect the Net Issue Exercise, the Creditor shall receive upon exercise of the Warrants that number of shares of Common Stock equal to (A) the product of (i) the number of shares purchasable under this warrant by means of a cash exercise, or portion thereof being exercised, and (ii) the excess of the current market value (as defined below) per share over the warrant exercise price per share, divided by (B) the current market value, as defined below, of each share. Current market value of the Common Stock shall be determined as follows:

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(i) If the shares are listed on a national securities exchange, listed for trading on the Nasdaq Stock Market, listed for trading over the counter, bulletin board or pink sheets, the current market value shall be the volume weighted average of the reported closing sale prices of the shares on such exchange or system for five (5) consecutive business trading days ending on the last business trading day prior to the date of exercise of this warrant; or

(ii) If the shares are no longer listed as in (i) above, the current market value shall be the volume weighted average of the reported closing sale prices of the shares for the last fifteen (15) reported consecutive business trading days on such exchange or system immediately preceding 180 business trading days from the delisting of the shares, within the term of the Note; or

(iii) If there were no such sales during the term of the Note, the most significant recent sale, as determined in a reasonable manner by the Directors of the Company.

Cancellation of Warrants following Conversion into a New Financing: Upon conversion of principal and interest of this Note into a New Financing, the Warrants of this Note would be cancelled and exchanged for new warrants, if any, of the New Financing.

Compliance with Securities Laws: (i)   The Creditor, by acceptance hereof, acknowledges that this Note and the shares of Common Stock to be issued upon conversion hereof are being acquired solely for the Creditor’s own account and not as a nominee for any other party, and for investment, and that the Creditor will not offer, sell or otherwise dispose of this Note or any shares of Common Stock to be issued upon conversion hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws. (ii)   Except as provided in paragraph (iii) below, this Note and all certificates representing shares of Common Stock issued upon conversion hereof shall be stamped or imprinted with a legend in substantially the following form:

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

(iii)   The Company agrees to reissue the certificates representing any of the Common Stock, without the legend set forth above if at such time, prior to making any transfer of any such securities, the Creditor shall give written notice to the Company describing the manner and terms of such transfer. Such proposed transfer will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of such securities under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the United States Securities and Exchange Commission and has become effective under the Securities Act, or (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required.

This Note and any of its terms may be changed, waived, or terminated only by a written instrument signed by the party against which enforcement of that change, waiver, or termination is sought.

If any action is instituted to collect this Note or enforce any terms hereof, the Company promises to pay all legal fees and other expenses reasonably incurred by the Creditor in connection therewith.

The Company hereby waives notice of presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

This Note is made in, governed by, and shall be construed in accordance with the laws of the State of New York.

CYTOSORBENTS CORPORATION

By_______________________________

Name: Phillip Chan

Title: Chief Executive Officer

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